SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2005

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Cate Street, Fourth Floor, Portsmouth, New Hampshire 03801

(Address of principal executive offices, including zip code)

(603) 431-1780

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On July 28, 2005, Environmental Power Corporation (the “Company”) entered into a Release and Severance Agreement (the “Severance Agreement”) with R. Jeffrey Macartney, the former Chief Financial Officer and Treasurer of the Company, regarding the terms and conditions of the severance arrangement required on account of the Company’s termination of his employment as of June 29, 2005. The Severance Agreement, which is effective as of July 28, 2005, provides for the following principal terms:

•	Payments equal to one full year of salary, in the aggregate amount of $200,000 in accordance with the Company’s normal payroll practices, and benefits for one year;

•	Payments to reimburse Mr. Macartney for monthly automobile lease expenses, monthly cell phone expenses, and reasonable fees of an outplacement service, each to be paid by the Company until the earlier of June 29, 2006 or the date upon which Mr. Macartney obtains full time employment with a new employer;

•	The incentive stock options previously granted by the Company to Mr. Macartney consisting of (i) an option to purchase 14,286 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at an exercise price of $4.06 per share, (ii) an option to purchase 42,857 shares of Common Stock at an exercise price of $6.16 per share and (iii) an option to purchase 21,429 shares of Common Stock at an exercise price of $7.63 per share, have been fully vested, converted to non-statutory stock options and will remain exercisable for a period equal to one half of their respective remaining ten-year terms;

•	In exchange for the payments and other benefits due to Mr. Macartney pursuant to the Severance Agreement, Mr. Macartney has released the Company from any and all claims that he may have had in connection with his employment with the Company and the termination thereof; and

•	All payments and other benefits due to Mr. Macartney pursuant to the Severance Agreement are contingent upon Mr. Macartney’s observance and performance of his obligations pursuant to the Severance Agreement and that certain Employee Proprietary Information and Inventions Agreement executed by Mr. Macartney in connection with the commencement of his employment with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Kamlesh R. Tejwani
Kamlesh R. Tejwani
President and Chief Executive Officer

Dated: July 28, 2005

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